Exhibit 99.1

For Immediate Release

AAM and the UAW reach a tentative contract agreement

Detroit, Michigan, February 27, 2004 — American Axle & Manufacturing (AAM), which is traded as AXL on the NYSE, and the International Union, UAW, today jointly announced they had reached a tentative agreement on a new national contract covering approximately 6,500 AAM associates.

AAM Co-Founder, Chairman & CEO Richard E. Dauch and UAW President Ron Gettelfinger welcome the new tentative agreement that was reached early Friday morning after an all-night negotiating session. AAM expects to have its plants running production by second shift, Friday, February 27, 2004.

“Both AAM and the UAW are pleased to have reached this tentative agreement,” said Dauch. “Although challenging, the negotiations were conducted in an extremely professional manner by both sides and we are ready to move forward together.”

“The UAW members are proud of the role they have played in helping to make AAM the world-class company it is today,” said Gettelfinger. “This new agreement recognizes those efforts and I am confident that our UAW members at AAM will view this tentative agreement favorably.”

AAM is a world leader in the manufacture, design, engineering, and validation of driveline systems and related components and modules, chassis systems and forged products for trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, Japan, Mexico and Scotland.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the company’s actual results or plans to differ materially from those expected by the company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.

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For more information...
Media relations contact	UAW contact
Carrie L.P. Gray	Roger Kerson
Director, Corporate Relations	(313) 926-5291
(313) 758-4880
grayc@aam.com

Or visit the AAM website at www.aam.com